Exhibit 2.5

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of October 13, 2011 (the “Agreement Date”), by and among (i) Opko Health, Inc., a Delaware corporation (the “Buyer”), (ii) Claros Merger Subsidiary, LLC, a Delaware limited liability company (the “Merger Sub”), (iii) Claros Diagnostics, Inc., a Delaware corporation (the “Company”), and (iv) Ellen Baron, Marc Goldberg, and Michael Magliochetti, acting in each case in his or her capacity as a member of the Shareholder Representative Committee constituted pursuant to Section 3.12 below. Certain capitalized terms used herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

A. The Company is engaged principally in the business of developing, manufacturing and selling medical diagnostic devices.

B. The parties desire to effect an acquisition of the Company by Buyer through a merger of the Company with and into Merger Sub on the terms and conditions specified herein.

C. The board of directors of the Company (the “Company Board”) has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the holders of the shares of the capital stock of the Company (collectively, the “Shareholders”), for their approval and adoption by written consent in accordance with DGCL and the Certificate of Incorporation of the Company.

D. It is the intention of the parties that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code.

E. All of the Company’s outstanding Series A Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”), shall be converted into shares of the Company’s Common Stock, $0.001 par value per share (the “Company Common Stock”) contemporaneous with the closing of the Merger.

F. The Company Board has adopted a resolution providing for the acceleration of the vesting of all options to purchase Company Common Stock (the “Company Stock Options”) outstanding under the Claros Diagnostics, Inc. 2006 Incentive Plan (the “Company Stock Plan”), and the termination of such Company Stock Options (to the extent unexercised) upon the closing of the Merger, and the holders of such Company Stock Options have elected to exercise such Company Stock Options for cash prior to the Closing.

NOW, THEREFORE, in consideration of the recitals and the respective mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Business Day” means any day other than a Saturday or Sunday or any day on which banks in the city of Miami, Florida are required to close.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of the Buyer.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Consideration” means an amount equal to $10,000,000 minus (1) the amount of all indebtedness for borrowed money owed by the Company as of immediately prior to the Closing (including any indebtedness pursuant to the Convertible Notes), as set forth on Schedule 1.1(a) to this Agreement (the “Indebtedness Amount”), minus (2) the amount of all accounts payable which are not current as of immediately prior to Closing, as set forth on Schedule 1.1(b) to this Agreement (the “Payables”), minus (3) the Transaction Costs, as set forth on Schedule 1.1(c) to this Agreement, and plus (4) the amount of cash held by the Company on the Closing Date which was received in satisfaction of the exercise price of Company Stock Options exercised as contemplated by Section 8.1.

“Closing Date Fully Diluted Company Common Stock” means all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including, for the avoidance of doubt, all shares of Company Common Stock issued upon the exercise of outstanding Company Stock Options, all of which are being exercised prior to the Closing, or upon the conversion of the outstanding Company Preferred Stock prior to the Closing, in each case as contemplated by Section 8.1.

“Closing Date Stock Consideration” means shares of Buyer Common Stock with an aggregate market value of $20,000,000, based on the average closing sales price per share of Buyer Common Stock as reported by the NYSE for the ten trading days immediately preceding the Closing Date.

“Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind to which the Company is a party or to which the assets or properties of the Company are bound.

“Convertible Notes” means all of the Convertible Promissory Notes issued under the Note Purchase Agreement.

“Dissenting Shares” means shares of Company Common Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Common Stock in accordance with the DGCL and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

“Environmental Laws” means any domestic or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States.

“Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indemnity Escrow Stock Consideration” means the shares of Buyer Common Stock deposited into escrow with the Escrow Agent pursuant to Section 2.8(a).

“Intellectual Property” means any or all of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of December 21, 2006, by and among the Company and the Purchasers listed therein, as amended by Amendment No. 1 to Investors Rights Agreement, dated as of March 18, 2009.

“Knowledge” means, (a) with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of the Company, the actual knowledge of each director or officer of the Company, and (b) with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any other Person, the actual knowledge of such Person (if a natural person) or of the officer, partner or manager, or a differently titled person with similar responsibilities, of the Person responsible for such information, in the case of each of clause (a) and clause (b) of this definition, following direct inquiry of the employee of the Company (or such other Person) who is principally responsible for the matters that are the subject of such representation, warranty or other statement.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and experts.

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever; provided, however, that the term “Liens” shall not include (i) liens for Taxes, the payment of which is not delinquent or which are being contested by appropriate proceedings with adequate reserves set aside for such Taxes on the books of the Company, (ii) materialmen’s, warehousemen’s, mechanic’s or other liens arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or materially impair the operation of the business of the Company, and (iii) statutory liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits.

“Material Adverse Effect” means, with respect to any Person, any change in or effect on the business of that Person that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of such Person and its subsidiaries, taken as a whole.

“Merger Consideration” means the sum of (a) the Closing Date Stock Consideration, (b) the Closing Date Cash Consideration, and (c) the milestone payments to be paid pursuant to Section 2.9.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of June 21, 2010, by and among the Company and the Investors listed therein.

“NYSE” means the New York Stock Exchange, Inc.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction, including, without limitation, the certificate or articles of incorporation and bylaws of a corporation and any similar documents of any limited liability company, limited partnership or other entity.

“Per Share Closing Date Common Stock Payment” means (A) an amount in cash equal to the quotient of (1) the Closing Date Cash Consideration divided by (2) the Closing Date Fully Diluted Company Common Stock, plus (B) such number of shares of Buyer Common Stock equal to the quotient of (1) the Closing Date Stock Consideration, divided by (2) the Closing Date Fully Diluted Company Common Stock.

“Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“ROFR Agreement” means the Right of First Refusal and Co-Sale Agreement, dated as of December 21, 2006, by and among the Company, the Purchasers listed therein and the Common Stockholders listed therein, as amended by Amendment No. 1 to Right of First Refusal and Co-Sale Agreement, dated as of March 18, 2009.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period beginning before or on and ending after the Closing Date.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, in each case whether disputed or undisputed.

“Transaction Costs” means the respective amounts of all unpaid third party fees, costs or expenses incurred or expected to be incurred by the Company (or for which the Company will be responsible) in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any fees and expenses of legal counsel and financial advisors), whether or not invoiced or billed prior to the Effective Time.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and the consummation of the transactions contemplated hereby.

“Voting Agreement” means the Stockholder’s Voting Agreement, dated as of December 21, 2006, by and among the Company, the Purchasers listed therein and the Founders listed therein, as amended by Amendment No. 1 to Stockholders’ Voting Agreement, dated as of March 18, 2009.

ARTICLE II

THE MERGER; CONSIDERATION

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub (the “Merger”) at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company (the “Surviving Company”).

Section 2.2. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place immediately following the execution of this Agreement, at the offices of Greenberg Traurig, P.A., 333 Avenue of the Americas (333 SE 2nd Avenue), Suite 4400, Miami, Florida 33131.

Section 2.3. Effective Time. At the Closing, the Company shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the DLLCA and (b) make all other filings or recordings required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (the “Effective Time”).

Section 2.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall be vested in the Surviving Company, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Company.

Section 2.5. Certificate of Formation. The certificate of formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company at and from the Effective Time and until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.6. Limited Liability Company Operating Agreement. The limited liability company operating agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company operating agreement of the Surviving Company at and from the Effective Time and until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.7. Officers and Managers. The manager(s) of Merger Sub immediately prior to the Effective Time shall be the manager(s) of the Surviving Company at and from the Effective and until their successors are duly elected and qualified in accordance with applicable Law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company at and from the Effective and until their successors are duly appointed and qualified in accordance with applicable Law.

Section 2.8. Conversion of the Capital Stock of the Company; Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any of their respective shareholders, each share of Closing Date Fully Diluted Company Common Stock shall be canceled and converted automatically into the right to receive (i) at Closing, the Per Share Closing Date Common Stock Payment, and (ii) subject to, and upon achievement of, the respective Milestones set forth in Section 2.9, the Milestone Payments described in Section 2.9. Notwithstanding the foregoing, a portion of the Closing Date Stock Consideration issuable to each holder of Closing Date Fully Diluted Company Common Stock equal to twenty-five percent (25%) of the aggregate Closing Date Stock Consideration allocable to such holder of Closing Date Fully Diluted Company Common Stock shall not be issued to such holder but shall be deposited into escrow with the Escrow Agent, to be held and distributed as provided in the Escrow Agreement. The payments described in this Section 2.8 (including the Milestone Payments) shall be allocated among, and paid to, the Shareholders in accordance with the allocations set forth on Schedule 2.8 to this Agreement.

(b) On the Closing Date, the Buyer shall discharge the Indebtedness Amount and the Transaction Costs. Following the Closing Date, the Buyer shall discharge the Payables.

(c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all outstanding shares of the Closing Date Fully Diluted Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of the Closing Date Fully Diluted Company Common Stock (“Certificates”) shall thereafter cease to have any rights with respect to such shares of the Closing Date Fully Diluted Company Common Stock, except as provided herein or by Law.

Section 2.9. Milestone Payments.

(a) In addition to the consideration described in Section 2.8, the Buyer shall make milestone payments (the “Milestone Payments”) to the Shareholders and all other holders of the Closing Date Fully Diluted Company Common Stock exchanged pursuant to the Merger in the amounts listed on Schedule 1 to this Agreement, in each case subject to, and within (20) days following the Company’s achievement of, the milestones (the “Milestones”) set opposite each such amount on Schedule 1. Any amounts payable pursuant to this Section 2.9 shall be payable solely in shares of Buyer Common Stock in an amount equal to the quotient of (a) the amount of such payment, divided by (b) the average closing sale price per share of Buyer Common Stock for the ten trading days immediately preceding the date on which the applicable Milestone was achieved. Such shares will be allocated among, and distributed to, the holders of the Closing Date Fully Diluted Company Common Stock on a pro rata basis based on their respective ownership of the Closing Date Fully Diluted Company Common Stock.

(b) The Buyer agrees, for the benefit of the holders of the Closing Date Fully Diluted Company Common Stock that, until such time as all of the Milestones have been achieved, and all of the Milestone Payments have been made, (i) the Buyer and the Company shall use commercially reasonable efforts, in good faith, to cause all of the Milestones to be achieved and (ii) the Company and the Buyer shall not take any actions (or omit to take any actions) which are intended to frustrate or prevent, or could reasonably be expected to frustrate or prevent, the achievement of any of the Milestones. For purposes of the foregoing clause (i) in this Section 2.9(b), “commercially reasonable efforts” shall mean the efforts and resources normally used by a party engaged in the medical device industry in connection with the development and commercialization in the European Union and the United States as is typically expended for a medical diagnostic device with a similar market potential and at a similar stage in its development or commercialization, taking into account the competitiveness of the marketplace, the party’s proprietary position with respect to such product, applicable regulatory circumstances, the potential or actual profitability of such product, and all other relevant factors. Notwithstanding the foregoing, any actions taken by any of Michael Magliochetti, David Steinmiller and Vincent Linder shall not be deemed to be a violation of clause (ii) above unless such actions were taken with the approval of the Buyer or any of its executive officers (including any officers of the Buyer to whom such individuals report).

(c) On or prior to the sixtieth (60th) day following the last day of each calendar quarter after the first sale of any Milestone Product, or any other product using the Company IP, Buyer shall deliver to the Shareholder Representative Committee a report (a “Quarterly Report”) setting forth the World-wide Net Revenues (as defined in Schedule 1) for such calendar quarter.

(d) Audit Rights. Buyer hereby grants the Shareholder Representative Committee and its representatives the right, exercisable not more than once in any calendar year, and subject to the execution of, and compliance with, Buyer’s standard form of confidentiality agreement, to appoint an independent accounting firm, which shall be either a “big-four” accounting firm (i.e.,

Pricewaterhouse Coopers, Deloitte Touche Tohmatsu, Ernst & Young or KPMG) or any other independent accounting firm reasonably acceptable to Buyer (the “Audit Accountants”), to examine Buyer’s books of account and records of World-wide Net Revenues, on prior written notice of at least twenty (20) calendar days (the “Audit Notice”), for the purpose of verifying the amount of World-wide Net Revenues (each, a “Milestone Payment Audit”). The Audit Accountants shall have access to such books and records for a thirty (30) calendar day period commencing on the date on which access to such books and records is made available to the Audit Accountants.

ARTICLE III

EXCHANGE OF COMPANY COMMON STOCK

Section 3.1. Exchange Agent. Prior to the Effective Time, the Buyer shall appoint a commercial bank, a trust company or its transfer agent to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, the Buyer shall or shall cause its transfer agent to deposit with the Exchange Agent (unless the Exchange Agent is also the Buyer’s transfer agent, in which case the Exchange Agent will deposit the shares at the instruction of the Buyer), in trust for the benefit of holders of shares of the Closing Date Fully Diluted Company Common Stock, shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing the Buyer Common Stock issuable in respect of the Closing Date Stock Consideration payable, and cash in U.S. dollars in an amount sufficient to pay the Closing Date Cash Consideration payable, pursuant to Section 2.8 in exchange for outstanding shares of Closing Date Fully Diluted Company Common Stock. Any cash and shares of Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 3.2. Exchange Procedures.

(a) Promptly after the Effective Time, and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal, in the form of Exhibit A attached hereto, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and (ii) instructions for effecting the surrender of such Certificate (or an effective affidavit of loss in lieu thereof) in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, (A) one or more shares of the Buyer Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of the Closing Date Stock Consideration payable pursuant to Section 2.8 (after taking into account all shares of Closing Date Fully Diluted Company Common Stock then held by such holder) and (B) cash in the amount equal to the Closing Date Cash Consideration that such holder has the right to receive pursuant to Section 2.8 (in each case, after taking into account all shares of Closing Date Fully Diluted Company Common Stock then held by such holder).

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.8.

(c) In the event of a transfer of ownership of a Certificate representing any shares of Closing Date Fully Diluted Company Common Stock, which transfer is not registered in the stock transfer records of the Company, the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such shares of Closing Date Fully Diluted Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of the Buyer that such transfer or similar Tax has been paid or is not applicable.

Section 3.3. No Further Ownership Rights. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Closing Date Fully Diluted Company Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 2.8) shall be deemed to have been issued or paid in full satisfaction of all ownership rights pertaining to the shares of the Closing Date Fully Diluted Company Common Stock.

Section 3.4. No Fractional Shares of the Buyer Common Stock. No certificates or scrip or shares of the Buyer Common Stock representing fractional shares of the Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of the Buyer or a holder of shares of the Buyer Common Stock. Instead, the number of shares of Buyer Common Stock to be issued to each holder of shares of Closing Date Fully Diluted Company Common Stock exchanged pursuant to the Merger shall have the aggregate number of shares of Buyer Common Stock to be issued to such holder to be rounded down to the nearest whole share.

Section 3.5. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of the Closing Date Fully Diluted Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Buyer or otherwise on the instruction of the Buyer, and any holders of shares of the Closing Date Fully Diluted Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Buyer for, and the Buyer shall remain liable for, the Merger Consideration, to which such holders are entitled pursuant to Section 2.8 and Section 3.2 Any such portion of the Exchange Fund remaining unclaimed by holders of shares of the Closing Date Fully Diluted Company Common Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.6. No Liability. None of the Buyer, Merger Sub, the Company, the Surviving Company, or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

Section 3.7. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Buyer on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, that no gain or loss thereon shall affect the amounts payable to the Company shareholders pursuant to Article II and the other provisions of this Article III. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, the Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to the Buyer.

Section 3.8. Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the applicable Merger Consideration with respect to the shares of Closing Date Fully Diluted Company Common Stock formerly represented thereby.

Section 3.9. Further Assurances. After the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Company any and all right, title, and interest in, to, and under any of the rights, properties, or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 3.10. Stock Transfer Books. The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of the Company Common Stock and Company Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be converted into the Merger Consideration with respect to the shares of Closing Date Fully Diluted Company Common Stock formerly represented thereby.

Section 3.11. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 2.8, but the holders thereof shall only be entitled to such rights as are granted by the DGCL. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Section 2.8(a), without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the Certificates that formerly evidenced such shares.

Section 3.12. Shareholder Representative Committee.

(a) Appointment of Shareholder Representative Committee. Each of Ellen Baron, Marc Goldberg and Michael Magliochetti are hereby appointed, effective from and after the date of the Shareholder Approval, to act, collectively as the Shareholder Representative Committee under this Agreement in accordance with the terms of this Section 3.12 and the Escrow Agreement. The members of the Shareholder Representative Committee shall be entitled to designate (and notify Buyer of such designation) a single member of the Shareholder Representative Committee upon whose instruction Buyer and the Surviving Company shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Shareholder Representative Committee. In the event that one (1) or two (2) members of the Shareholder Representative Committee cease to be members as a result of death, resignation, incapacity or removal, then the remaining member(s) of the Shareholder Representative Committee shall appoint the successor member(s) as soon as practicable.

(b) Authority After the Effective Time. From and after the Effective Time, the Shareholder Representative Committee shall be authorized, on behalf of the Shareholders, to:

(i) take all actions required or permitted by, and exercise all rights granted to, the Shareholder Representative Committee in this Agreement or the Escrow Agreement;

(ii) receive all notices or other documents given or to be given to the Shareholder Representative Committee by Buyer pursuant to this Agreement or the Escrow Agreement;

(iii) receive and accept service of legal process in connection with any claim or other proceeding against the Shareholders arising under this Agreement or the Escrow Agreement;

(iv) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Shareholders;

(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative Committee in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(vii) approve of and execute amendments to this Agreement in accordance with Section 9.7; and

(c) Release from Liability; Indemnification; Authority of Shareholder Representative Committee. By virtue of the adoption of this Agreement and the approval of the merger by the Shareholders, each Shareholder shall be deemed to hereby release the Shareholder Representative Committee, and each of its members, from, and each Shareholder, by virtue of such adoption and approval, shall further be deemed to agree to indemnify the Shareholder Representative Committee, and each of its members, against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Shareholder Representative Committee, or any member thereof, to a Shareholder for loss which such holder may suffer from the willful misconduct or gross negligence of the Shareholder Representative Committee or such member in carrying out his, her or its duties hereunder. By virtue of the adoption of this Agreement and the approval of the Merger by the Shareholders, each Shareholder (regardless of whether or not such Shareholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to appoint, as of the Agreement Date, the Shareholder Representative Committee as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to give and receive notices on their behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Buyer or the Surviving Company may be entitled to indemnification and, by virtue of its approval of the Agreement, the Shareholder Representative Committee agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Shareholder Representative Committee shall be conclusive and binding upon all of the Shareholders.

ARTICLE IV

INDEMNITY ESCROW

Section 4.1. Escrow Agent; Escrow Agreement. To provide for an escrow account to secure and to serve as a fund in respect of the indemnification obligations of the Company under this Agreement, at the Closing, the Buyer, the Shareholder Representative Committee and the Exchange Agent, acting in its capacity as Escrow Agent (the “Escrow Agent”), shall enter into an Escrow Agreement, substantially in the form of Exhibit B to this Agreement (the “Escrow Agreement”).

Section 4.2. Escrow Account. At the Closing, the Buyer shall deposit the Indemnity Escrow Stock Consideration with the Escrow Agent to be held in an account or accounts

(collectively, the “Escrow Account”) pursuant to the terms of the Escrow Agreement. No certificates or scrip or shares of the Buyer Common Stock representing fractional shares of the Buyer Common Stock or book-entry credit of the same shall be issued as part of the Indemnity Escrow Stock Consideration.

Section 4.3. Release of Indemnity Escrow Stock Consideration. Except with respect to amounts that have been previously paid or shares that have been distributed from the Escrow Account to Buyer pursuant to the Escrow Agreement, and except with respect to pending indemnity claims made in accordance with Section 7.3 of this Agreement on or before the twelve (12) month anniversary of the Closing Date (the “Escrow Period”), all shares of Buyer Common Stock and other amounts in the Escrow Account shall be distributed to the Shareholders in accordance with the Escrow Agreement on the first Business Day after the expiration of the Escrow Period; provided that with respect to any pending claim, promptly following resolution of such pending claim, the amount, if any, of such pending claim which has not been paid, which is not payable to any Buyer Indemnified Person pursuant to Section 7.3 of this Agreement in connection with such resolution, and which is not required to remain in the Escrow Account to satisfy other pending claims, shall be paid to the Shareholders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

In order to induce the Company to enter into this Agreement and the other Transaction Documents (to the extent a party thereto), and to consummate the transactions contemplated hereby and thereby, the Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified, or in good standing or to have such power or authority when taken together with all other such failures, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2. Authorization; Enforceability. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Buyer and Merger Sub, and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or other action. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and Merger Sub (to the extent a party thereto), and constitute the legal, valid and binding obligation of Buyer and Merger Sub (to the extent a party thereto), enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.3. No Violation or Conflict. The execution and delivery of the this Agreement and the other Transaction Documents (to the extent a party thereto) by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Buyer and Merger Sub with the provisions hereof and thereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s or Merger Sub’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, any material Contract (as defined in Item 601 of Regulation S-K under the Exchange Act) to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or their properties may be bound or affected.

Section 5.4. Validity of Shares. When issued and delivered in accordance with this Agreement, the Buyer Common Stock to be delivered under this Agreement shall be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights.

Section 5.5. Capitalization. The authorized capital stock of Buyer consists of (a) 500,000,000 shares of Buyer Common Stock, of which 287,946,324 shares were issued and outstanding as of June 30, 2011 and (b) 10,000,000 shares of preferred stock, $0.01 par value per share (the “Buyer Preferred Stock”), including (i) 4,000,000 shares designated as Series A Convertible Preferred Stock, of which no shares were issued and outstanding as of June 30, 2011, (ii) 500,000 shares designated as Series C Convertible Preferred Stock, of which no shares were issued and outstanding as of June 30, 2011, and (iii) 2,000,000 shares designated as 8.0% Series D Cumulative Convertible Preferred Stock, of which 1,209,677 shares were issued and outstanding as of June 30, 2011. All issued and outstanding shares of the capital stock of Buyer are validly issued, fully paid, non-assessable and free of any preemptive rights. The authorized limited liability company membership interests of Merger Sub consists of 1,000 limited liability company membership interests, all of which are issued and outstanding and are held by Buyer as of the date of this Agreement. All issued and outstanding limited liability company membership interests of Merger Sub are validly issued, fully paid and free of any preemptive rights.

Section 5.6. SEC Reports. Buyer has filed with the SEC all periodic reports and other documents required to be filed by it under the Exchange Act including, and since the date of, its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (collectively, the “Buyer SEC Reports”). As of their respective dates, the Buyer SEC Reports were prepared in accordance with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.7. Brokers. Neither Buyer nor Merger Sub has employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by the Company or the Shareholders.

Section 5.8. Availability of Funds. Buyer will have, at Closing, sufficient immediately available funds, in cash, to pay the Per Share Closing Date Cash Consideration payable pursuant to Section 2.8(a) and the Indebtedness Amount and all transaction expenses associated with the transactions contemplated by this Agreement and to provide sufficient liquidity to operate the business of the Company after the Closing.

Section 5.9. Reorganization Matters.

(a) Merger Sub is an entity newly formed for the purpose of participating in the Merger, and at no time prior to the Effective Time has had assets (other than nominal assets contributed upon the formation of the Merger Sub, which assets will be held by the Surviving Company following the Merger) or business operations.

(b) Merger Sub has been treated as an entity disregarded as separate from Buyer for all federal income tax purposes (a “disregarded entity”) at all times since its formation and will be treated as a disregarded entity at the time of the Merger. Immediately following the Effective Time, the Surviving Company will be an entity wholly owned directly by Buyer and will be a disregarded entity. Other than (i) a possible liquidation or merger of the Surviving Company into Buyer, (ii) a possible merger of the Surviving Company into an entity that is a member of Buyer’s qualified group of corporations (as defined by Treasury Regulations Section 1.368-1(d)(4)(ii)) (“qualified group”), or (iii) a possible contribution of the membership interests of the Surviving Company held by Buyer to an entity that is a member of Buyer’s qualified group, Buyer has no plan or intention to take any action or to cause or allow the Surviving Company to take any action, after the Effective Time, that would result in the Surviving Company ceasing to be an entity wholly owned by Buyer that is a disregarded entity.

(c) Except with respect to (i) open-market purchases of Buyer’s stock pursuant to a general stock repurchase program of Buyer that has not been created or modified in connection with the Merger and (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees, neither Buyer nor any Person related to Buyer within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any Buyer Common Stock issued to the Shareholders pursuant to this Agreement following the Merger. Other than pursuant to this Agreement, neither Buyer nor any Person related to Buyer within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any shares of the capital stock of the Company in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(d) Following the Merger, Buyer, or a member of its qualified group, will cause the Surviving Company to continue the historic business of the Company (or, alternatively, if the Company has more than one line of business, will cause the Surviving Company to continue at least one significant line of the Company’s historic business) or use a significant portion of the Company’s historic business assets in a business, in a manner consistent with Treasury Regulations Section 1.368-1(d). For purposes of this representation, Buyer will be deemed to satisfy the foregoing representation if (a) the members of Buyer’s qualified group, in the aggregate, continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4). For the avoidance of doubt, the foregoing representation shall be subject to any provision of this Agreement to the extent such provision imposes a higher standard on the Buyer or the Company following the Merger with respect to the same subject matter (including, without limitation, Section 2.9(b) hereof).

(e) Neither Buyer nor any of its subsidiaries has any plan or intention to sell or otherwise dispose of the assets of the Company except for dispositions made in the ordinary course of business or distributions, transfers and successive transfers permitted under Treasury Regulations Section 1.368-2(k)(1).

(f) Buyer is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g) Except as specifically set forth in Section 9.10 of the Agreement, Buyer and the Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger. In the Merger, no liabilities of the Shareholders will be assumed by Buyer or the Merger Sub, and neither Buyer nor the Merger Sub will assume any liens, encumbrances or any similar liabilities relating to any shares of the capital stock of the Company acquired by Buyer in the Merger.

(h) The fair market value of the assets of Buyer exceeds the amount of the liabilities of Buyer immediately following the Merger, as determined pursuant to proposed Treasury Regulations section 1.368-1(f)(2)(ii).

(i) There is no intercorporate indebtedness existing between the Company (or any other member of the Company’s affiliated group, within the meaning of Section 1504 of the Code), on the one hand, and Buyer or the Merger Sub (or any other member of Buyer’s affiliated group, within the meaning of Section 1504 of the Code), on the other hand, that was issued, acquired, or will be settled at a discount.

(j) After the Merger, no dividends or other distributions will be made to the former holders of shares of the capital stock of the Company by Buyer other than dividends or other distributions made to all holders of Buyer Common Stock in the ordinary course of business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

In order to induce the Buyer and Merger Sub to enter into this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby, the Company hereby represents and warrants to the Buyer and Merger Sub as follows, except as specifically contemplated by this Agreement; provided, that such representations and warranties shall be deemed to be qualified for purposes of this Agreement by the attached Disclosure Schedule of the Company (the “Company Disclosure Schedule”). Notwithstanding any other provision of this Agreement or such Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, except that any information disclosed in the Company Disclosure Schedule under any specific section or part shall be deemed to relate to and qualify other representations and warranties set forth in Article VI to the extent that it is readily apparent on the face of such disclosure that such information also qualifies such other representation and warranty.

Section 6.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified, or in good standing or to have such power or authority when taken together with all other such failures, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.2. Authorization; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action as of the date hereof, other than sending notices to the Shareholders pertaining to the exercise of dissenters’ rights under Delaware Law and except for the approval of this Agreement by the Shareholders. This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 6.3. No Violation or Conflict. The execution and delivery of this Agreement and the other Transaction Documents (to the extent a party thereto) by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with the provisions hereof and thereof: (a) do not and will not violate or conflict with any provision of Law or any provision of the Company’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or, to the Knowledge of the Company, by which the Company or its properties may be bound or affected.

Section 6.4. Organizational Documents and Corporate Records. The Company has delivered or caused to be delivered to Buyer true and complete copies of (a) the Organizational Documents of the Company, as amended, and (b) the minute books of the Company (the “Minute Books”). The Minute Books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, and shareholders of the Company from the date of its incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors, a committee of the board of directors, or the shareholders of the Company have been duly and validly authorized and approved by them.

Section 6.5. Capitalization. The authorized share capital of the Company is as set forth on Schedule 6.5. Schedule 6.5 sets forth all securities of the Company (including, without limitation, the Company Common Stock and the Convertible Notes) (the “Company Securities”) which will be issued and outstanding as of the Effective Time and, except as set forth on Schedule 6.5, all of such Company Securities have been duly authorized and are validly issued, are fully paid and nonassessable (in the case of any Company Securities that are equity securities) and were issued in compliance with applicable state and federal securities laws. Except as set forth on Schedule 6.5, all outstanding Company Securities are owned of record (and to the Knowledge of the Company, beneficially) by the Shareholders and are free and clear of all Liens, preemptive rights, rights of first refusal, registration rights, limitations on the Shareholders’ voting rights, voting agreements, shareholder agreements, charges or other encumbrances, transfer restrictions, or agreements of any nature whatsoever, in each case to which the Company is a party or of which it has Knowledge. The Company has no investment or equity interest in any other Person. Since inception, the Company has not had any investment or equity interest in any Person other than Claros Diagnostics SARL. Claros Diagnostics SARL was properly liquidated and dissolved in accordance with the laws of Switzerland, and there are no outstanding, pending, or to the Knowledge of the Company, threatened Liabilities relating to the formation, existence, operations, dissolution or liquidation of Claros Diagnostics SARL. None of the Company Securities were issued in violation of any preemptive rights or rights of first refusal, or other agreements or rights. No agreement or understanding with respect to the disposition of the Company Securities or any rights therein, other than this Agreement, exists to which the Company is a party, or of which it has Knowledge. Except as set forth on Schedule 6.5, the Company does not have and will not have any liability or obligation of any nature whatsoever to any former shareholder, and the consummation of the transactions contemplated by this Agreement will not trigger any preemptive rights, rights of first refusal, or similar obligations, or any obligation to provide notice to any shareholder.

Section 6.6. Rights, Warrants, Options. Except as set forth on Schedule 6.6, there are no stock options, warrants, stock appreciation, phantom stock or other rights, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Company Securities. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth on Schedule 6.6, all Company Stock Options are incentive stock options within the meaning of Section 422 of the Code and, to the Knowledge of the Company, there has not been a disqualifying disposition of any shares of Company Securities issuable upon exercise of such Company Stock Options (as defined in Section 421(b) of the Code) which are incentive stock options at any time prior to (or, subject to the representations of the Buyer set forth in Section 5.9, at) the Effective Time. Schedule 6.6 sets forth the amount of cash held by the Company on the Closing Date which was received in satisfaction of the exercise price of Company Stock Options exercised as contemplated by Section 8.1.

Section 6.7. Financial Statements. The Company has delivered to Buyer true and complete copies of (a) (i) the audited consolidated balance sheet of the Company for the fiscal years ended December 31, 2010 and 2009, (ii) the audited consolidated statements of operations of the Company for the fiscal years ended December 31, 2010 and 2009 and the cumulative periods from October 27, 2004 through December 31, 2010 and 2009, and (iii) the consolidated statements of equity and comprehensive income of the Company for the fiscal years ended December 31, 2010 and 2009 and the cumulative periods from October 27, 2004 through December 31, 2010 and 2009, including in the case of (i), (ii) and (iii) any related notes and the consolidated supplement, certified by the Company’s independent certified public accountants pursuant to their audits of the financial records of the Company, and (b) (i) the unaudited balance sheet of the Company as of September 30, 2011 and (ii) the unaudited consolidated statements of operations of the Company for the period ended on that date (collectively, the “Financial Statements”). The Financial Statements: (1) have been prepared in accordance with the books of account and records of the Company; (2) fairly present in all material respects the consolidated financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements, subject in the case of unaudited financial statements to normal year-end adjustments; and (3) have been prepared in accordance with GAAP, applied on a consistent basis, except that the unaudited financial statements do not contain footnotes.

Section 6.8. Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.8, the Company does not have any debts, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, of a type required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP, other than as provided for in this Agreement or specifically disclosed and accrued for or reserved against in the Financial Statements or as incurred in the ordinary course of business since the date of the last balance sheet included in the Financial Statements. To the Knowledge of the Company, there is no basis for assertion against the Company of any such debt, Liability, commitment or obligation.

Section 6.9. Guaranties. The Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

Section 6.10. Accounts and Notes Receivable and Payable. The Company has delivered to Buyer a true and complete aged list of unpaid accounts and notes payable and receivable owing to and owed by the Company as of the Closing Date. Except as set forth on Schedule 6.10, all of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the business, subject, to the Knowledge of the Company, with regard to receivables, to no valid defenses, counterclaims or rights of setoff.

Section 6.11. Absence of Material Adverse Effects. Since December 31, 2010, and except as otherwise disclosed on Schedule 6.11, the Company has conducted its businesses only in the ordinary and usual course and in a manner consistent with past practices and, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not:

(a) amended or otherwise changed its Organizational Documents;

(b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or entered into any agreements or commitments of any character obligating them to issue or sell any such securities;

(c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(d) declared or paid any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock or repaid any irrevocable capital contribution;

(e) sold, transferred, surrendered, abandoned or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business;

(f) granted or made any Lien or subjected itself or any of its properties or assets to any Lien;

(g) granted any license or sublicense of any right under or with respect to any Intellectual Property, other than in the ordinary course of business;

(h) created, incurred or assumed any indebtedness or any Liability outside of the ordinary course of business or in an amount exceeding $100,000 per transaction or $250,000 in the aggregate;

(i) made or committed to make any capital expenditures outside of the ordinary course of business or in an amount exceeding $50,000 per transaction or $100,000 in the aggregate;

(j) granted or became subject to any Guaranty;

(k) applied any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of the Company or any Affiliate thereof or to the prepayment of any such amounts or engaged in any transactions with an Affiliate;

(l) written off the value of any assets, inventory or any accounts receivable, or increased the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables, other than in the ordinary course of business;

(m) increased the compensation payable or to become payable to directors, officers or employees, other than increases in the ordinary course of business and consistent with past practice, or granted any rights to severance or termination pay to, or entered into any employment or severance agreement with, any director, officer or other employee of the Company or any Affiliate thereof, or established, adopted, entered into or materially amended any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(n) entered into any transaction, commitment or agreement, or amended or terminated any existing Contract, in each case outside of the ordinary course of business or where the amount involved exceeds $100,000 per transaction, commitment, agreement or amendment or $250,000 in the aggregate;

(o) acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any material assets;

(p) altered the manner of keeping its books, accounts or records, or changed in any manner the accounting practices, methods or assumptions therein reflected, in each case in any material respect;

(q) waived, released, assigned, settled or compromised any claims or any litigation;

(r) made any material Tax election or settled or compromised any material federal, state or local income Tax liability;

(s) taken or omitted to take any action which was intended to render any of the Company’s representations or warranties untrue or misleading, or which would have been a material breach of any of the covenants of this Agreement;

(t) taken any action which could reasonably be expected to have a Material Adverse Effect; or

(u) agreed, whether in writing or otherwise, to do any of the foregoing.

Section 6.12. List of Accounts: Set forth on Schedule 6.12 is (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company’s contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

Section 6.13. Tax Matters.

(a) The Company has filed, or caused to be filed, on a timely basis (taking into account all extensions) all material Tax Returns required to be filed by it prior to the Closing Date, and such Tax Returns are true, correct and complete in all material respects. The Company has not entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and the Company has properly disclosed all reportable transactions as required by Treasury regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis. The Company has not taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(b) Schedule 6.13(b) lists all material Tax Returns required to be filed by the Company for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. The Company is not the beneficiary of any extension of time within which to file any Tax Return.

(c) All material Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid.

(d) The Company has timely and properly withheld and paid to the appropriate governmental authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, partner, member or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(e) The aggregate unpaid Taxes of the Company did not, as of September 30, 2011, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the face of the balance sheet in the interim financial statements referenced in Section 6.7(b). Since the date of such balance sheet, the Company has not incurred any Tax liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company consistent with past practice.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

(g) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(h) The Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(i) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income tax purposes.

(j) No claim has ever been made in writing by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k) No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

(l) The Company has not received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company, in each case with respect to a taxable period remaining open under the applicable statute of limitations.

(m) The Company has not extended or waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No request for any such extension or waiver is currently pending.

(n) True, correct and complete copies of all Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to taxable periods for which the applicable statute of limitations has not expired with the Internal Revenue Service or any other Tax authority have been made available to Buyer. The Company is not subject to any private letter ruling of, or closing agreement (as described in Section 7121 of the Code) with, the Internal Revenue Service or comparable ruling or agreement of or with any other Tax authority.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2) of the Code.

(p) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in method of accounting for a taxable period ending on or prior to the date hereof (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; or (iv) prepaid amount or advance payment received on or prior to the date hereof.

(q) The Company does not have an overall foreign loss within the meaning of Section 904(f) of the Code.

(r) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code.

Section 6.14. Insurance. Set forth on Schedule 6.14 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has delivered to Buyer a true and complete copy of all of such insurance policies, as amended. Such policies are sufficient for the compliance by the Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including the payment of premium payments. To the Knowledge of the Company, none of the insurance carriers has indicated an intention to cancel or not renew any such policy. The Company does not have any claim pending or, to the Knowledge of the Company, anticipated against any of the insurance carriers under any of such policies, and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

Section 6.15. Real Property. The Company does not own any real property. Schedule 6.15 to this Agreement sets forth a list of all real property leased, subleased or otherwise occupied by the Company. The copies of all of such leases provided to the Buyer by or on behalf of the Company are accurate and reflect all amendments made through the date of this Agreement. To the Knowledge of the Company, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such real property. All of such leases are valid, subsisting obligations of the Company and in full force and effect, no notice of termination has been received by any Company with respect thereto and there are no existing defaults by the Company in the payment of any rent due under, or in the performance or observance of any material covenant or condition to be kept or performed by it under, any lease.

Section 6.16. Title to and Condition of Personal Property.

(a) Except as set forth in Schedule 6.16(a), the Company has good and marketable title or leasehold interest to each material item of equipment and other personal property, included as an asset in the Financial Statements, free and clear of all Liens.

(b) All of the buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by the Company are: (a) in reasonable operating condition and repair, ordinary wear and tear excepted, (b) not in need of substantial maintenance or repairs, and (c) adequate and sufficient in all material respects for the continuing conduct of the business of the Company as now conducted.

Section 6.17. Intellectual Property.

(a) Schedule 6.17 accurately identifies and describes:

(1) in Schedule 6.17(a)(1): (A) products or services currently, or currently contemplated to be, marketed, sold, licensed or otherwise made available by the Company in its business as presently conducted (each, a “Company Product,” and collectively, the “Company Products”); and (B) all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary for the conduct of the Company’s business as presently conducted and as contemplated to be conducted in the future, including, without limitation, any such Intellectual Property owned by, licensed to or otherwise controlled or used by the Company in connection with, or that is included in or embodied by, any of the Company Products (collectively the “Company IP”), specifying for each such item whether such item is owned by the Company or licensed to the Company or such other basis upon which the Company controls or uses such item, and for Company IP that is licensed to the Company, whether such license is exclusive or nonexclusive; and

(2) in Schedule 6.17(a)(2), each agreement pursuant to which either the Company has been granted a license or other right to use any Company IP or pursuant to which any third party has been granted any license under, or otherwise has retained, received or acquired any right to use or own, or any other interest in any Company IP (each, a “Company IP Contract” and collectively, the “Company IP Contracts”).

(b) The Company has provided to the Buyer a complete and accurate copy of each assignment or other agreement or instrument by which the Company has acquired the Company IP owned by the Company, as well as each Company IP Contract entered into by the Company with respect to the Company IP at any time in connection with the Company Products, or relating to any of the Company IP. Except as otherwise disclosed in Schedule 6.17 (b), the Company is not bound by, and no Company Product is subject to, any agreement containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP or make, use, sell or otherwise commercialize any Company Product anywhere in the world.

(c) Except as otherwise disclosed in Schedule 6.17(c), and except for Company IP that is licensed to the Company pursuant to a Company IP Contract, the Company exclusively owns all rights, title and interest in and to the Company IP free and clear of any Liens. Without limiting the generality of the foregoing, except as otherwise disclosed in Schedule 6.17 (c):

(1) Each past or present employee or independent contractor of the Company and any other individual or entity who is or was involved in the creation or development of or has or has had access to any Company Product or Company IP has executed and delivered to the Company a valid and enforceable agreement containing an irrevocable assignment of all Intellectual Property rights with respect thereto to the Company, and containing confidentiality provisions adequate to protect the trade secrets forming a part thereof;

(2) To the Company’s Knowledge, no third party has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(3) no grant or other funding, facilities or personnel of any governmental agency, university or other public or private institution, organization or agency were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(4) the Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets, know-how and other proprietary algorithms, technology and information owned or used in the Company Products or otherwise forming part of the Company IP, and, to the Knowledge of the Company, no individual involved in the development of the Company Products or any Company IP owned by the Company was, at the time of such involvement, subject to obligations to assign rights to inventions or other Intellectual Property developed by such individual to a governmental agency, university or other public or private institution, organization or agency;

(5) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any third party.

(6) the Company is not now and never has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other third party any license or right to any Company IP; and

(7) to the Knowledge of the Company, the Company IP constitutes all of the Intellectual Property used in and/or necessary for the conduct of the business conducted by the Company as currently conducted; and there is no specific item of Intellectual Property not owned or licensed by the Company which, to the Knowledge of the Company, will be necessary for the manufacturing, marketing or sale of the Company’s rapid quantitative point-of-care diagnostic platform after the Closing as such system is currently constituted.

(d) Except as specified in Schedule 6.17 (a), neither the Company nor, to the Knowledge of the Company, any third party involved in the development of any Company IP that is identified in Schedule 6.17 (a) as owned by the Company have any patents, trademark or copyright registrations or any pending applications for any Company IP.

(e) Except as specified in Schedule 6.17(e), neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in any third party obtaining or being given the right or option to cause or declare: (i) a loss of or Lien with respect to any Company IP; (ii) a breach of any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other third party; or (iv) the grant, assignment or transfer to any third party of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no third party has infringed, misappropriated, or otherwise violated or used without Company authorization, and no third party is currently infringing, misappropriating or otherwise violating or using without Company authorization, any Company IP.

(g) To the Knowledge of the Company, neither the development, use, sale, licensing or other provision or commercialization of any Company Product or Company IP nor the conduct of the business currently conducted or contemplated to be conducted in the future by the Company infringes, misappropriates, or otherwise violates or has in the past infringed, misappropriated or otherwise violated or to the Company’s Knowledge, will infringe, misappropriate or otherwise violate (directly, contributorily, by inducement or otherwise) any Intellectual Property right of any third party. Except as set forth on Schedule 6.17(g), no royalty, fee or other compensation is due or payable by the Company to any third party relating to development, ownership, licensing or other commercialization or use of any of the Company IP. Without limiting the generality of the foregoing:

(1) no Intellectual Property infringement, misappropriation or similar claim or legal proceeding is pending or, to the Company’s Knowledge, has been threatened against the Company or, to the Company’s Knowledge, against any other third party that may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding in connection with any Company Product or Company IP, and the Company is not bound by any agreement or otherwise has any obligation to indemnify, defend, hold harmless or reimburse any third party with respect to any Intellectual Property infringement, misappropriation or similar claim; and

(2) the Company has never received any written, or, to the Knowledge of the Company, oral notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party involving the development, use or provision of any Company Product or Company IP.

(h) Except as disclosed in Schedule 6.17(h), no Company Product: (i) contains any bug, defect or error (including, without limitation, any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product.

(i) To the Knowledge of the Company, none of the Company Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(j) Except as specified in Schedule 6.17(j), none of the Company Products are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as without limitation the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Product on, the disclosure, licensing or distribution of any source code for any portion of such Company Product; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product. All open source software used by the Company or forming part of the Company Products is fully segregable and independent from the Company’s proprietary software and, except as specified in Schedule 6.17(j), no open source code, including any general public license source code, is or has been incorporated or otherwise integrated into, aggregated or compiled with any Company proprietary software. No improvements or changes have been made to any such open source code, including any general public license source code, that would constitute improvements that the Company would be obligated to share with the open source community under any applicable open source license, nor, except as specified in Schedule 6.17(j), has the Company based any Company Product or other proprietary software on open source software.

(k) Except as specified otherwise in Schedule 6.17, no source code for any Company Product has been delivered, licensed or made available to any escrow agent or other third party, and the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other third party.

(l) The Company Products conform in all material respects to the functional specifications listed in Schedule 6.17(l).

(m) The Company has not at any time prior to the date of this Agreement received any written, or, to the Knowledge of the Company, oral notification of any kind alleging that the Company has not complied with applicable data protection laws.

Section 6.18. Compliance with Environmental Laws. The Company is in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of Company, there are no pending governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and, to the Knowledge of the Company there have been no private complaints with respect to any such matters. To the Knowledge of the Company, there is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws. The Company has complied in all material respects with all applicable Environmental Laws in the generation, treatment, transportation, storage and disposal of Hazardous Materials.

Section 6.19. Employment Matters.

(a) Employment Agreements. Except as listed on Schedule 6.19(a), there are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company and any officer, director, consultant or employee (“Employment Agreements”). The Company has delivered to the Buyer true and complete copies of all of the Employment Agreements. No Employment Agreement (i) will require any payment by the Company or Buyer to any director, officer or employee of the Company, or any other party, by reason of the change in control of the Company resulting from the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. Except as set forth on Schedule 6.19(a), the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at any time without liability for payment of compensation or damages (other than, with respect to employees of the Company, the payment of the statutory minimum compensation) and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.

(b) Personnel. Schedule 6.19(b) contains the names, job descriptions and annual salary rates and other compensation of any kind of all officers, directors and consultants of the Company.

(c) Employment Laws. Except as set forth on Schedule 6.19(c), the Company has complied in all material respects with all applicable employment Laws, including payroll, withholding and related obligations, benefits, social security, and does not have any obligation in respect of any amount due to employees of the Company or the Company Subsidiaries or government agencies, other than normal salary or wages, other fringe benefits and contributions accrued but not payable on the date hereof.

(d) Policies. Except as listed on Schedule 6.19(a), the Company does not maintain any employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment.

(e) Employee Benefit Plans. Except as set forth on Schedule 6.19(e), the Company does not currently maintain or contribute to, and/or does not have any liability with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA, nor any other deferred compensation, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment, arrangement or practice. The Company does not maintain or contribute to, and does not have any liability with respect to, any employee welfare benefit plan as defined in Section 3(1) of ERISA.

Section 6.20. Labor Relations. There is no strike or dispute pending or, to the Knowledge of the Company, threatened involving any employees of the Company. None of the employees of the Company is a member of any labor union, and the Company is not a party to, otherwise bound by or, to the Knowledge of the Company, threatened with any labor or collective bargaining agreement. None of the employees of the Company are engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company, and no Person has made any claim against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

Section 6.21. Contracts. Schedule 6.21 sets forth a list of all material Contracts of the Company, and identifies each of the Contracts which contains an anti-assignment, change of control or notice of assignment or change of control provision. Each such Contract is in full force and effect and is the valid and legally binding obligation of the Company and, to the Company’s Knowledge, is the valid and binding obligation of each other party thereto. The Company has not received notice of default by the Company under any of the Contracts listed on Schedule 6.21, and the Company is not in default under any such Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. None of the Contracts listed on Schedule 6.21 was entered into outside the ordinary course of business of the Company and none contain any provisions that could reasonably be expected to impair or adversely affect in any material way the operations of the Company. The Company has previously delivered to Buyer true, complete and correct copies of all the Contracts listed on Schedule 6.21.

Section 6.22. Related Parties. Except as set forth on Schedule 6.22, to the Knowledge of the Company, no current officer, employee, consultant, director, or Affiliate of the Company (a) owns, directly or indirectly, any interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s business; (c) has an interest in or is, directly or indirectly, a party to any Contract; or (d) has any cause of action or claim whatsoever against, or owes any amount to the Company.

Section 6.23. Absence of Certain Business Practices. Neither of the Company nor, to the Knowledge of the Company, any of the Shareholders or current directors or officers of the Company, nor agents of the Company, nor to the Knowledge of the Company any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a)

received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction).

Section 6.24. Compliance with Laws. The Company is in compliance in all material respects with all Laws and other legal requirements applicable to it or its properties, including without limitation those relating to (a) the development, testing, manufacture, packaging, labeling, distribution, consumer protection and marketing of products or the provision of services, (b) employment, safety and health and (c) building, zoning and land use. The Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

Section 6.25. Governmental Authorizations. The Company has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated, except that approval from the U.S. Food and Drug Administration to sell products of the Company has not been obtained (the “Permits”). No suspension nonrenewal or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and there is no reasonable basis therefor. The Company is not in conflict with, or in default or violation of any Permits.

Section 6.26. Legal Proceedings. Except as set forth in Schedule 6.26, the Company is not a party to any pending or, to the Knowledge of the Company, threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation. To the Knowledge of the Company, no Person who is or was a director or officer of the Company is a party to any pending or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of the Company. The Company is not subject to any material order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.

Section 6.27. Consent of Governmental Authorities. Except as set forth on Schedule 6.27 and except for the filing of the Certificate of Merger with the Delaware Secretary of State and such consents, approvals authorizations, registrations or filings as may be required under applicable federal and state securities laws, no material consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement the Company or the consummation by the Company of the transactions contemplated hereby.

Section 6.28. Brokers. Except as set forth on Schedule 6.28, the Company has not employed any financial advisor, broker or finder and have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or Buyer.

Section 6.29. Convertible Notes. The Note Purchase Agreement has been (or as of the Closing Date will be) terminated and is (or as of the Closing Date will be) of no further force and effect. Except as set forth on Schedule 1.1(a), no Convertible Notes are outstanding as of the date of this Agreement, and no party is entitled to receive or to be issued any Convertible Notes.

Section 6.30. Company Stock Options. Prior to or at the Effective Time, each Company Stock Option issued under the Company Stock Plan shall have been exercised, terminated, revoked or expired, in each case in accordance with the terms thereof and the terms of the Company Stock Plan. No Company Stock Options will be outstanding upon the Effective Time, and, as of the Effective Time, no Person will be entitled to receive or be issued any Company Stock Options or any Company Securities issuable upon exercise of any Company Stock Options.

Section 6.31. Reorganization Matters.

(a) The Company currently conducts a “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Buyer from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(b) Other than any amounts paid by the Company in respect of dissenting shares, neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Section 1.368-1(e)(3), (e)(4) and (e)(5) has redeemed, purchased or otherwise acquired, or made any distributions with respect to, any of the Company’s capital stock prior to and in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(c) The fair market value of the assets of the Company equals or exceeds the sum of (i) the amount of the liabilities of the Company assumed by the Merger Sub, (ii) the amount of the liabilities, if any, to which the transferred assets of the Company are subject, and (iii) the amount of any money and the fair market value of any other property (other than stock permitted to be received under Section 354 of the Code without the recognition of gain) received by the Shareholders in connection with the Merger. The liabilities of the Company assumed by the Merger Sub and the liabilities, if any, to which the transferred assets of the Company are subject, were incurred by the Company in the ordinary course of its business.

(d) The Company is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(e) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(f) Except as specifically set forth in Section 9.10 of the Agreement, the Company will pay its expenses, if any, incurred in connection with the Merger, and the Company has not agreed to assume, and will not directly or indirectly assume, any expense or liability, whether fixed or contingent, of any Shareholder.

(g) There is no intercorporate indebtedness existing between the Company (or any other member of the Company’s affiliated group, within the meaning of Section 1504 of the Code), on the one hand, and Buyer or the Merger Sub (or any other member of Buyer’s affiliated group, within the meaning of Section 1504 of the Code), on the other hand, that was issued, acquired, or will be settled at a discount.

(h) None of the compensation received (or to be received) by any Shareholder who also provides services to the Company will be separate consideration for, or allocable to, any of such Person’s shares of the capital stock of the Company; none of the shares of Buyer Common Stock received by any such Person pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement or service arrangement; and the compensation paid to any such Person will be for services actually rendered (or to be rendered) and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

Section 6.32. Disclosure. To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement or in the certificate delivered to the Buyer by or on behalf of the Company pursuant to Section 8.1(l) of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

EXCEPT AS SET FORTH IN THIS ARTICLE VI, NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS AFFILIATES OR THE BUSINESSES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Investigation; Notices. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made or the fact that such party knew or should have known of any inaccuracy or breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

Section 7.2. Survival of the Representations and Warranties. The representations, warranties and covenants of each party set forth in this Agreement shall survive the Closing Date for a period of two (2) years, except that:

(a) the representations set forth in Sections 5.9 (Reorganization Matters), 6.13 (Tax Matters), 6.18 (Compliance with Environmental Laws), 6.19 (Employment Matters) and 6.32 (Reorganization Matters) shall survive until the expiration of the applicable statute of limitations or, if earlier, the date on which the final Milestone is achieved; and

(b) the representations set forth in Sections 5.1 (Organization), 5.2 (Authorization; Enforceability), 5.3 (No Violation or Conflict) 5.5 (Capitalization), 5.7 (Brokers), Sections 6.1 (Organization), 6.2 (Authorization; Enforceability), 6.5 (Capitalization), 6.28 (Brokers), shall survive until the earlier of (i) the date on which the final Milestone is achieved, or (ii) the date following which the final Milestone is incapable of being achieved (such representations referred to in this clause (b) being referred to herein as the “Fundamental Representations”).

Section 7.3. Indemnification.

(a) Subject to Sections 7.2, 7.3(c) and 7.3(g), by virtue of the approval of the execution and delivery by the Company of this Agreement, each of the Shareholders (regardless of whether or not such Shareholder has actually voted his, her or its securities in favor of the execution and delivery by the Company of this Agreement) shall be deemed to have agreed to indemnify and hold harmless Buyer, Merger Sub and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of (i) any and all Liabilities, arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of the Company in Article VI or in the Certificate delivered pursuant to Section 8.1(l) hereto, or the representations and warranties made by such Shareholder in any Letter of Transmittal delivered by such Shareholder in respect of the Merger, or (ii) any Liabilities, arising from, in connection with, or incident to any claims made by any Shareholders against any of the officers or directors of the Company, or the Company, for breach of fiduciary duty (including Liabilities in respect of claims made against the Surviving Corporation or the Buyer by such officers or directors for indemnification) or similar claims in connection with the approval, adoption and filing (including recommendation to the Shareholders) of the amendment of the Company’s Certificate of Incorporation to cause the conversion of the outstanding shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the

Merger, or with the approval of the Agreement by the Shareholders, to the extent relating to such amendment to the Company’s Certificate of Incorporation, or (iii) any payments made by Buyer or Merger Sub after the Effective Time with respect to any Dissenting Shares to the extent that such payments exceed the portion of the aggregate consideration to which the holders of such Dissenting Shares would have been entitled in connection with the Merger had such Dissenting Shares not been Dissenting Shares, as well as any and all costs and expenses (including legal fees and expenses) of the Buyer and the Surviving Company resulting from any claims by the holders of Dissenting Shares with respect thereto. The obligations of the Shareholders to indemnify the Buyer, Merger Sub and their Affiliates under this Section 7.3 shall be several and not joint.

(b) Subject to Sections 7.2 and 7.3(c), Buyer and Merger Sub agree to indemnify and hold harmless the Company, the Shareholders, and their respective directors, officers, employees and agents from, against and in respect of (i) and all Liabilities, arising from, in connection with, or incident to any breach or violation of any of the representations and warranties of Buyer and Merger Sub contained in this Agreement or in schedule, exhibit or attachment hereto, or any document or certificate delivered by Buyer or Merger Sub at or prior to the Closing, or (B) any and all Liabilities arising from, in connection with, or incident to any breach or violation of the covenants or agreements of Buyer and Merger Sub contained in this Agreement.

(c) No party shall be liable for any indemnification payment pursuant to this Section 7.3 unless and until such time as the total amount of all such Liabilities that have been directly or indirectly suffered or incurred by Buyer, Merger Sub, or the Shareholders, as the case may be, exceeds $500,000 in the aggregate (the “Indemnity Basket”), and in such event such indemnified party shall be entitled to be indemnified against and compensated and reimbursed for the full amount of its Liability going back to the first dollar. The Liabilities of the Buyer and the Merger Sub, on the one hand, and the Shareholders, on the other hand, with respect to their respective indemnification obligations pursuant to this Section 7.3 shall be limited to, and shall in no event exceed, the Indemnity Escrow Stock Consideration plus 50% of the aggregate amount of any Milestone Payments that Buyer actually pays as a result of the achievement of one or more Milestones following the Effective Time (the “Indemnity Cap”). Notwithstanding anything herein to the contrary, the Indemnity Basket and Indemnity Cap shall not apply with respect to any amounts payable for Liabilities in respect of breaches of Fundamental Representations or which result from fraud by the Indemnifying Party. Any Liabilities which are subject to indemnification hereunder shall be calculated net of (a) any reduction in Tax liability of the Indemnified Party or any of its Affiliates (including the Surviving Company) and (b) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnified Party on account of such Liabilities.

(d) Indemnification Procedure as to Third Party Claims.

(i) Promptly after a party entitled to indemnification under this Agreement (the “Indemnified Party”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 7.3 as a “Claim”), in respect of which such Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall notify the party required to indemnify the Indemnified Party in respect of such Claim (the “Indemnifying Party”) of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 7.3 after such notice is given unless the Indemnifying Party is materially adversely affected thereby. With respect to any Claim as to which such notice is given, the Indemnifying Party will assume the defense of or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s expense; provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party. The Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (including amounts deemed to be paid by the Shareholders by distribution of amounts to Buyer and the Surviving Company from escrow) and (iii) does not include any admission of wrongdoing. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its Affiliates or their assets, employees or business.

(e) Prompt Payment; Tax Treatment of Indemnification Payments. With regard to claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party promptly upon demand by the Indemnified Party. All sums payable by either party as indemnification under this Section 7.3 shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by the parties hereto on their Tax Returns unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. To the extent any sums payable hereunder shall fail to qualify as an adjustment of the Merger Consideration, such sums shall be paid free and clear of all deductions or withholdings (including any Taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the indemnified party shall incur any liability for Tax chargeable or assessable in respect of any such payment, the indemnifying party shall pay such additional amounts as shall be required to cause the net amount received by such indemnified party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for Taxes been incurred.

(f) Satisfaction of Buyer Indemnity Claims. To the extent any amount is owed by the Shareholders to any Person entitled to indemnification pursuant to Section 7.3(a) of this Agreement, such amount will first be satisfied from the Escrow Account in accordance with the terms of the Escrow Agreement. To the extent the Escrow Account is insufficient to satisfy all such amounts owed, any excess shall be satisfied by offset against the Milestone Payments subject to the limitations in Section 7.3(c) and (g).

(g) Exclusive Remedy. Following the Closing, the right of the Buyer to recover amounts from the Indemnity Escrow Stock Consideration and to off-set up to fifty percent (50%) of the amount of any Milestone Payment in accordance with this Section 7.3 shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the parties with respect to any Liabilities (other than Liabilities in respect of fraud by any Person who is an Indemnifying Party under Section 7.3(a)) of any kind or nature incurred directly or indirectly resulting from or arising out of this Agreement (it being understood that nothing in this Section 7.3 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other similar equitable non-monetary remedies). The parties each hereby waive any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 7.3. For purposes of the satisfaction of any Buyer Indemnity Escrow Claims, any shares of Buyer Common Stock released from the Indemnity Escrow Stock Consideration shall be deemed to have a value equal to the average closing sales price per share of Buyer Common Stock as reported by the NYSE for the ten trading days immediately preceding the Closing Date.

Section 7.4. Confidentiality. The Shareholders acknowledge that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. The Shareholders shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Intellectual Property, confidential or proprietary information with respect to the Company or Buyer, whether or not for the Shareholder’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intellectual Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a Shareholder or a Person to whom a Shareholder has provided such information. The Shareholders acknowledge that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company and the Surviving Entity.

Section 7.5. Continuing Obligations. The restrictions set forth in Section 7.4 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. Buyer and the Shareholders acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in Section 7.4 were not complied with in accordance with their terms. Accordingly, the Shareholders agree that any breach or threatened breach by any of them of any provision of Section 7.4 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, without posting a bond, in addition to any other remedies which may be available to Buyer, and that Buyer shall be entitled to receive from the Shareholders reimbursement for all reasonable attorneys’ fees and expenses incurred by Buyer in enforcing these provisions.

Section 7.6. Shareholders Restrictions on Sale. The Shareholders understand and acknowledge that the shares of Buyer Common Stock to be issued to the Shareholders pursuant to this Agreement have not been registered with the SEC under the Securities Act and shall bear an appropriate restrictive legend. The Shareholders further understand and acknowledge that any sale, transfer or disposition by them of any of the Shares may, under current law, be made only (a) pursuant to an effective registration statement under the Securities Act, or (2) in accordance with Rule 144 of the Securities Act or another exemption to the Securities Act, and that, in connection with any such transfer pursuant to this clause (2), the Buyer may require an opinion of counsel reasonably satisfactory to the Company to the effect that such sale, transfer or disposition is exempt from the registration requirements of the Securities Act. The Buyer agrees to register the Registrable Shares (as defined on Exhibit C) in accordance with the Registration Rights set forth on Exhibit C to this Agreement (the provisions of which are incorporated into this Agreement by reference as if fully set forth herein).

Section 7.7. Tax Matters.

(a) For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the parties hereby shall treat the Merger consistent therewith for United States federal, state and other relevant Tax purposes (unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code), and shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. Furthermore, the parties hereto shall not take any action, and shall not permit or cause any Affiliate or any subsidiary to take any action or cause any action to be taken, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, Buyer will comply and cause the Surviving Company to comply with the record-keeping and information filing requirements of Treasury Regulations Section 1.368-3.

(b) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date. Such Tax Returns shall, unless otherwise required by Law or this Agreement, be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted in filing such Tax Returns that is inconsistent with the most recent positions taken, elections made or methods used in prior Tax Returns of the Company.

(c) Buyer or the Surviving Company shall prepare or cause to be prepared in accordance with the past practice of the Company and timely file or cause to be timely filed all Tax Returns in respect of the Company that relate to taxable periods ending on or prior to the Closing Date but that are required to be filed after the Closing Date or that relate to any Straddle

Period. At least 15 Business Days prior to the due date (taking into account all extensions) for the filing of each such Tax Return, Buyer or the Surviving Company shall deliver such Tax Return to the Shareholder Representative Committee for its review, and shall make such revisions to such Tax Return as are reasonably requested by the Shareholder Representative Committee, provided, that to the extent that such revisions are requested in order that such Tax Return be prepared in accordance with the past practice of the Company, and the Buyer rejects such revisions (unless such rejection is based on the advice of the Buyer’s tax counsel or its certified public accountants to the effect that the tax position contained or reflected in such proposed revision is not more likely than not to be sustained), the Shareholders shall not have any indemnification obligations to Buyer in respect of such Tax Return to the extent that the Shareholders would not have any indemnification obligations with respect to such Tax Return if such requested revisions had been made.

(d) Buyer (which for purposes of this subsection (d) shall include the Surviving Company and any of its subsidiaries) and the Shareholder Representative Committee shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other judicial or administrative proceeding with respect to Taxes (a “Tax Contest”) and in connection with the filing of Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest or Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Seller Representative agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Seller Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.

(e) If, subsequent to the Closing, Buyer or the Surviving Company or any of their subsidiaries receives notice of a Tax Contest with respect to any Tax Return relating to a taxable period (or portion thereof) of the Company ending on or before the Closing Date, then within 15 Business Days after receipt of such notice, Buyer shall notify the Shareholder Representative Committee of such notice. Buyer shall have the right to control the conduct and resolution of such Tax Contest; provided, that Buyer shall keep the Shareholder Representative Committee informed of all developments on a timely basis and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the indemnification obligations of the Shareholders under this Agreement without the Shareholder Representative Committee’s prior written consent, which consent shall not be unreasonably withheld. In the event of any conflict or overlap between the provisions of this subsection (e) and Section 7.3(d) (Indemnification Procedure as to Third Party Claims), the provisions of this subsection (e) shall govern.

(f) The parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, “Transfer Taxes”) which become payable in connection with the transactions contemplated hereby. The Surviving Company shall pay all such Transfer Taxes.

(g) The Company shall deliver to the Buyer at the Closing a certificate, in compliance with Treasury Regulations Section 1.897-2(h)(1)(i), certifying that the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been one on any determination date (as specified in Treasury Regulations Section 1.897-2(c)(2) during the five (5) year period ending on the Closing Date.

Section 7.8. Preparation of Form 8-K. The Company and the Shareholder Representative Committee agree to reasonably cooperate with the Buyer in connection with (a) the preparation and filing by the Buyer of a Current Report on Form 8-K disclosing the Closing (including any amendments thereto) and (2) the preparation and filing of any financial statements required to be included in such Current Report pursuant to Item 9.01(a) of Form 8-K.

Section 7.9. Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts, omissions or other matters occurring or existing at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company (the “D&O Indemnified Parties”) as provided in the Company’s certificate of incorporation or bylaws or any indemnification agreements between the Company and any D&O Indemnified Parties (in each case, as in effect on the date hereof) shall be assumed by the Surviving Company in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Buyer and the Surviving Company shall jointly and severally indemnify and hold harmless, and provide advancement of expenses to the D&O Indemnified Parties to the same extent such persons have the right to be indemnified and held harmless, or have the right to advancement of expenses, by the Company pursuant to the Company’s certificate of incorporation, bylaws or any agreement between the Company and any D&O Indemnified Parties, in each case to the full extent permitted by applicable law; except that no indemnification shall be provided by the Buyer and the Surviving Company under this Section 7.9(a) with respect to claims which are pending, or to the actual Knowledge of the applicable D&O Indemnified Party, threatened against such D&O Indemnified Party as of the Closing Date but which was not disclosed to the Buyer (in writing) as of the Closing Date.

(a) Prior to the Closing, the Company shall obtain a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) which policy or policies provide such directors and officers, with coverage for an aggregate period of not less than three (3) years following the Effective Time with coverage in amount and scope at least as favorable as the Company’s existing coverage, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. The premiums for such prepaid policies shall be paid in full by the Company at or prior to the Effective Time and such prepaid policies shall be non-cancelable. Buyer shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder, during the period for which they have been prepaid.

(b) The covenants contained in this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by D&O Indemnified Parties and their respective heirs and legal representatives in connection with their enforcement of their rights provided in this Section 7.9.

Section 7.10. Continuing Company Employees. As of and following the Closing Date, Buyer shall permit employees of Company who continue employment with Buyer or any of its subsidiaries following the Closing Date, and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including, without limitation, any vacation, sick, personal time off plans or programs) of Buyer, any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code and any equity compensation plans sponsored or maintained by Buyer on terms no less favorable than those provided to similarly situated employees of Buyer. Such continuing employees (i) shall receive credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing Date in the applicable welfare benefit plans and pension plan (intended to qualify within the meaning of Section 401(a) of the Code) of Buyer, and (ii) shall receive credit for the purpose of vacation accrual levels after the Closing Date for years of service for years of service with the Company prior to the Closing Date. Notwithstanding anything to the contrary, any such credit and waiver will not result in duplication of benefits.

ARTICLE VIII

DELIVERIES AT CLOSING

Section 8.1. Deliveries of the Company. At the Closing, the Company is delivering to the Buyer:

(a) Consents. Evidence satisfactory to the Buyer that the Company has obtained (without the imposition of any adverse terms or conditions and without any Liability to Buyer) all consents and approvals listed on Schedule 8.1.

(b) Governmental Consents. Evidence satisfactory to the Buyer that the Company has obtained (without the imposition of any adverse terms or conditions and without any Liability to Buyer) all consents of any governmental or regulatory authority required to consummate the transactions contemplated by this Agreement.

(c) Cancellation of Convertible Notes. Evidence satisfactory to the Buyer that all indebtedness of the Company for borrowed money under the Convertible Notes has been (or will be) repaid or otherwise satisfied and discharged effective as of the Effective Time, and that the Note Purchase Agreement has been terminated and is of no further force and effect.

(d) Company Stock Options. Evidence satisfactory to the Buyer that each Company Stock Option issued under the Company Stock Plan has been exercised, terminated, revoked or expired, in each case in accordance with the terms thereof and the terms of the Company Stock Plan.

(e) Conversion of Preferred Stock. Evidence satisfactory to the Buyer that all shares of Company Preferred Stock have been converted into shares of Company Common Stock at or prior to the Effective Time,

(f) Indebtedness. Evidence satisfactory to the Buyer that all indebtedness of the Company for borrowed money has been (or will be) repaid or otherwise satisfied and discharged effective as of the Effective Time, and that all Liens with respect to the assets of the Company have been released or will be released effective as of the Effective Time.

(g) Employment Agreements. Employment agreements (the “Employment Agreements”), in form and substance satisfactory to the Buyer, between the Surviving Company and each of Michael Magliochetti, David Steinmiller and Vincent Linder (the “Executives”) fully executed by each of the Executives party thereto.

(h) Shareholder Approval. Evidence satisfactory to the Buyer that at least 51% of the Shareholders have approved this Agreement and the transactions contemplated hereby in accordance with the requirements of the Company’s Organizational Documents and the DGCL.

(i) Termination of Investor Rights Agreement and Related Agreements. Evidence satisfactory to the Buyer that the Investor Rights Agreement, the ROFR Agreement and the Voting Agreement have been terminated and are of no further force and effect.

(j) Requisite Approvals; Company Recommendation. Evidence satisfactory to the Company that the Board of Directors of the Company has taken appropriate corporate action to approve the transactions contemplated hereby, and has recommended that the Shareholders vote in favor of the adoption of this Agreement.

(k) Accredited Investor Representation Letters. Representation letters, in the form attached as Exhibit D to this Agreement, fully executed by each of the Shareholders who approved this Agreement and the transactions contemplated hereby as contemplated by Section 8.1(h) above.

(l) FIRPTA Certificate. A certificate duly executed by an officer of the Company certifying that that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

(m) 401(k) Plan. Evidence satisfactory to the Buyer that the Company’s 401(k) plan has been terminated and is of no further force and effect.

Section 8.2. Timing of Satisfaction of Conditions. All actions required to be taken and all documents required to be executed and delivered at or prior to the Closing in accordance with Section 8.1 shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Further Assurances. The parties agree to deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement.

Section 9.2. Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby, subject to mutual agreement of the parties upon the text and the exact timing of any such press release or public announcement relating to the transactions contemplated by this Agreement. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable Law or the rules of the SEC or NYSE.

Section 9.3. Assignment of Rights. The Company shall, without the payment of any additional consideration by Buyer or Merger Sub, take all such actions as may be required to transfer all of its right, title and interest in and to all assets, Intellectual Property, contracts, agreements or other rights which are utilized by or for the benefit of the Company in the conduct of its respective business so as to ensure that all such rights, title and interest inure to the benefit of the Merger Sub.

Section 9.4. Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to Opko Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Kate Inman, Deputy General Counsel, Fax (305) 575-6444.

Section 9.5. Entire Agreement. This Agreement, its schedules and exhibits, contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

Section 9.6. Assignment. This Agreement may not be assigned by any party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

Section 9.7. Waiver and Amendment. This Agreement may be amended prior to the Effective Time only by an instrument in writing, duly authorized by the Company Board, and executed by Buyer, the Merger Sub, the Company and the members of the Shareholder Representative Committee. This Agreement may be amended subsequent to the Effective Time only by an instrument in writing executed by Buyer, the Surviving Company and the members of the Shareholder Representative Committee. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

Section 9.8. No Third Party Beneficiaries. Except with respect to the Persons entitled to indemnification pursuant to Article VIII, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.9. Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

Section 9.10. Expense. Each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith; provided, that Buyer shall pay the Transaction Costs.

Section 9.11. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile or in a *.pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.13. Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non prevailing party and the non prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

Section 9.14. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

Section 9.15. Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

Section 9.16. Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of Delaware. The parties to this Agreement irrevocably, unconditionally, and expressly agree to submit to the jurisdiction of the courts of the State of Delaware for the purpose of resolving any dispute among the parties relating to this Agreement or the transactions contemplated hereby. The parties waive, to the fullest extent permitted by law, any objection to jurisdiction they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Delaware, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Delaware has been brought in an inconvenient forum.

Section 9.17. Provision Respecting Legal Representation.

The Company hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP may serve as counsel to each and any Shareholder and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, equityholder, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

[Signature Page to Agreement and Plan of Merger]

BUYER:

OPKO HEALTH, INC.

By:
Name:
Title:

4400 Biscayne Boulevard
Miami, Florida 33137
USA
Attn:
Facsimile:

MERGER SUB:

CLAROS MERGER SUBSIDIARY, LLC

By:
Name:
Title:

c/o Opko Health, Inc.
4400 Biscayne Boulevard
Miami, Florida 33137
USA
Attn:
Facsimile:

COMPANY:

CLAROS DIAGNOSTICS, INC.

By:
Name:
Title:

4 Constitution Way
Woburn, Massachusetts 01801
Attention: President and CEO
Facsimile: 781-933-8011

[Signature Page to Agreement and Plan of Merger]

SHAREHOLDER REPRESENTATIVE COMMITTEE:

/s/ Ellen Baron
Ellen Baron

/s/ Marc Goldberg
Marc Goldberg

/s/ Michael Magliochetti
Michael Magliochetti

[Signature Page to Agreement and Plan of Merger]

* The Disclosure Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.